Exhibit 21.1

LIST OF SUBSIDIARIES

TRANS AMERICAN AQUACULTURE, INC.

Trans American Aquaculture, Inc., a Colorado corporation, has the following wholly owned subsidiary:

1.	Trans American Aquaculture LLC, a Texas limited liability company